Exhibit 99.1

American Media, Inc. To Explore Sale of Its Special Interest Titles

As It Focuses Strategy on Celebrity and Active Lifestyle Magazines

New York, NY (June 14, 2006) – American Media, Inc. (“AMI”) announced today that it is implementing a strategy to refocus the Company, and devote its full resources to growing its core brands. As part of this strategy AMI will explore the sale of its five market leading special interest titles – Muscle & Fitness, Flex, Muscle & Fitness Hers, Country Weekly, and Mira! and has engaged J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. as advisors.

“AMI’s strategy going forward will focus on our celebrity weeklies and active lifestyle magazines,” said David J. Pecker, AMI Chairman and CEO. Included among the 11 top titles AMI will continue to operate and grow are Star, National Enquirer, Shape and Men’s Fitness. Total readership of all remaining AMI titles will exceed 35 million per month.

“As part of this strategic refocus, we have decided to explore divestiture options for our five special interest titles,” added Mr. Pecker. “Each of these titles is a leader in its respective category, benefits from strong demographic trends and a stable base of customers and advertisers, and has attractive expansion opportunities.”

Whether American Media, Inc. will engage in a transaction resulting in the sale of these five magazines has yet to be determined. There can be no assurance that any transaction will occur or, if undertaken, the terms or timing of such a transaction. In the aggregate, the five titles generated an estimated $84.0 million in revenues for the twelve months ended March 31, 2006. Operating income plus depreciation and amortization associated with these five titles for the same period was an estimated $29.6 million.

Brief descriptions of the assets under consideration are as follows:

Muscle & Fitness, Flex, Muscle & Fitness Hers – An exceptional group of health and fitness special interest titles written for young men and women who are serious fitness enthusiasts. Collectively, these three titles have a U.S. readership of over 8 million and are the acknowledged worldwide experts in resistance training and nutrition for enthusiasts and athletes at all levels. Muscle & Fitness has been published for over 60 years and was the basis for the launch of Flex and Muscle & Fitness Hers, respectively.

Country Weekly – Published for over 10 years, Country Weekly is Country music’s #1 entertainment magazine with a total readership of 3.3 million. It features exclusive news and information about Country music’s biggest stars and benefits from America’s passion for Country music, the most dominant radio genre in the U.S.

Mira! – The largest newsstand Hispanic magazine in the U.S. featuring exclusive news and gossip about the hottest Latino stars. Distributed at supermarkets, mass merchandisers and bodegas in the top 43 Hispanic markets, Mira! has a readership of over 850,000.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

The Company’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company’s actual results to differ from those contemplated by its forward looking statements are the risk that the Company may not be able to successfully develop its magazine operations so that they continue to generate sufficient cash flow to enable the Company to meet its obligations under its senior credit facility and bond indentures, including the financial covenants under its senior credit facility; actions of rating agencies; industry and economic conditions; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S. These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer. In addition to print properties, AMI owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company.

Investor Contact:	Carlos Abaunza, SVP/CFO American Media, Inc.

(561) 998-7392

# # #